Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Broadband Corporation:

We consent to the use of our report dated February 17, 2017, with respect to the consolidated balance sheets of Liberty Broadband Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2016, included in the Liberty Interactive Corporation Form 10-K which is incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
December 28, 2017